Exhibit 10.1

PROCESSA PHARMACEUTICALS INC.

EMPLOYMENT AGREEMENT

SEPTEMBER 1, 2018

This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between Processa Pharmaceuticals Inc., a Delaware corporation (“Processa”), and James Stanker, (“Employee”).

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Processa and Employee hereby agree as follows:

1.	Position of Employment. Processa will employ the Employee in the position of Chief Financial Officer (“CFO”) and, as CFO, Employee will report to the Chief Executive Officer (“CEO”). Processa retains the right to change Employee’s title, duties, and reporting relationships as may be determined to be in the best interests of Processa; provided, however, that any such change in Employee’s duties shall be consistent with Employee’s training, experience, and qualifications.

The terms and conditions of the Employee’s employment shall, to the extent not addressed or described in this Employment Agreement, be governed by Processa’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Employment Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

2.	Term of Employment. Employee’s employment with Processa shall begin on September 1, 2018 and shall continue until December 31, 2018, after which time continued employment shall be on an “at will” basis, unless:

a.	Employee’s employment is terminated by either party in accordance with the terms of Section 5 of this Employment Agreement; or

b.	Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3.	Compensation and Benefits.

a.	Base Salary. Employee shall receive an initial base annual salary of $87,500, subject to review and adjustment from time to time by the Company in its sole discretion. The annual salary is based on a 50% level of effort.

b.	Stock Options. Subject to approval by the Processa’s Board of Directors (the “Board”), and pursuant to the Processa’s 2017 Stock Plan (the “Plan”), Processa shall grant Employee an option to purchase 316,400 shares of Processa’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”) with a 10-year term. The option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code. The Option shall vest over a period of 4 years as follows: 25% of the shares vesting on September 1, 2019 and 1/48th of total shares subject to the Option shall vest monthly thereafter over the remaining three years of the vesting period, subject to Employee’s continuous service as of each applicable date. In the event of the Employee’s termination without cause or termination for Good Reason prior to September 1, 2019, then 25% of the then-unvested Option shall immediately vest. In addition, in the event of a Change of Control, subject to Employee’s continuous service as of the closing of such Sale Event, all of Employee’s then-unvested Option shall immediately and automatically vest as of the Closing of such Change of Control Event.

Employee shall also receive an option to purchase 18,000 shares of Processa’s common stock at the exercise price as determined by the Board. 9,000 of these shares will vest on March 1, 2019 and 9,000 will vest on September 1, 2019. The specifics of the stock options will be described in the Stock Option Agreement and Stock Option Award provided to the Employee.

c.	Incentive and Deferred Compensation. Employee shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of Processa, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Employee if such payment would not otherwise be required under the terms of Processa’s incentive compensation programs.

d.	Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other Processa executive or officers participate, including the Processa Stock Option program. The terms and conditions of Employee’s participation in Processa’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program.

4.	Duties and Performance. The Employee acknowledges and agrees that he is being offered a position of employment by Processa with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit Processa, and he agrees that his continued employment with Processa, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

a.	General Duties.

1.	Employee shall render to the best of the Employee’s ability, on behalf of the Processa, services to and on behalf of the Processa, and shall undertake diligently all duties assigned to him by the Processa.

2.	Employee shall devote his time, energy and skill to the performance of the services in which Processa is engaged, at such time and place as Processa may direct. The Employee shall not serve on any board of directors of a company or perform any other activities with a company that presents a conflict of interest and/or would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder. Employees will notify the CEO of service on boards of directors of companies that are not competitive with the Company, do not otherwise present a conflict of interest and would not otherwise interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder. The Employee is not prohibited from preforming other activities, for compensation or otherwise, that would not interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder or present a conflict of interest.

3.	Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of Processa.

4.	Employee shall have no authority to enter into any contracts binding upon Processa, or to deliberately create any obligations on the part of Processa, except as may be specifically authorized by the Board of Directors of Processa.

b.	Specific Duties.

c.	To the best of the Employees ability, he will:

1.	provide leadership in the development for the continuous evaluation of short and long-term strategic financial objectives.

2.	ensure credibility of the Accounting and Finance group by providing timely and accurate analysis of budgets, financial trends and forecasts.

3.	direct and oversee all aspects of the finance & Accounting functions of the organization.

4.	evaluate and advises on the impact of long-range planning, introduction of new programs/strategies and regulatory action.

5.	manage processes for financial forecasting, budgets and consolidation and reporting to the Company.

6.	provide executive management with advice on the financial implications of business activities.

7.	provide recommendations to strategically enhance financial performance and business opportunities.

8.	develop, design and implement effective internal controls over financial reporting to comply with the requirement of the Sarbanes Oxley Act of 2002.

9.	understand and mitigate key elements of the company’s risk profile.

10.	report risk issues to the CEO and audit committee of the Board of Directors.

11.	oversee the SEC financial reporting process.

12.	other duties as assigned.

5.	Termination of Employment. Employee’s employment with Processa may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

a.	Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving 4 weeks’ notice in writing to the Board of Directors of Processa. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee’s salary and benefits will remain unchanged during the notification period.

b.	Termination by Employee for Good Reason. The Employee may terminate employment with the Company for Good Reason. “Good Reason” shall mean the occurrence without Employee’s written consent, of one or more of the following events: (i) the Company reduces Employee’s base salary by more than 25%, (ii) the Company materially decreases Employee’s responsibilities, (iii) the Company relocates Employee’s principal place of work to a location more than fifty (50) miles from the location of Employee’s principal place of work on the date of this Agreement, or (iv) the Company materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) Employee shall have given written notice to the Company of Employee’s intent to resign for Good Reason within 30 days after Employee becomes aware of the occurrence of any such event (specifying in detail the nature and scope of the event), (b) such event or occurrence shall not have been cured within 30 days of the Company’s receipt of such notice, (c) any Termination by Employee for Good Reason following such 30 day cure period must occur no later than the date that is 30 days following the expiration of such 30 day cure period. Employee’s Termination for Good Reason shall be treated as involuntary.

c.	Termination by Processa without Cause. Processa may terminate Employee’s employment at any time during the course of this agreement by giving 4 weeks’ notice in writing to the Employee. During the notice period, Employee must fulfill all of Employee’s duties and responsibilities set forth above and use Employee’s best efforts to train and support Employee’s replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee’s salary and benefits will remain unchanged during the notification period. Processa, in its sole discretion, may give Employee severance pay in the amount of the remaining notice period in lieu of actual employment, and nothing herein shall require Processa to maintain employee in active employment for the duration of the notice period.

d.	Termination by Processa for Cause. Processa may, at any time and without notice, terminate the Employee for “cause”. Termination by Processa of the Employee for “cause” shall include but not be limited to termination based on any of the following grounds: (a) conduct by Employee that demonstrates Employee’s gross unfitness to serve under circumstances that materially and adversely affect the Company; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject Processa to criminal or civil liability; (f) breach of the Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to Processa; (g) willful disregard of Processa policies and procedures; and (h) breach of any of the material terms of this Agreement.

e.	Termination by Death or Disability. The Employee’s employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.

f.	Termination of Employment without Cause or for Good Reason Involving a Change of Control. Employee’s employment with Processa may be terminated in the event that a Change in Control occurs which is also a Cash Severance Change in Control (as defined below), and Employee’s employment with the Company is terminated by the Company Without Cause or by Employee for Good Reason at any time within the three (3) month period before the date of such Cash Severance Change in Control or during the twelve (12) month period following the date of such Cash Severance Change in Control, Employee will receive severance compensation equal to six months’ of the highest Base Salary in the calendar year in which the Cash Severance Change in Control occurs.

For purposes of this Section, “Cash Severance Change in Control” shall mean and include:

i.	Acquisition by any “Person” or “Group” of securities entitled to vote generally in the election of directors ( “voting securities” ) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities;

ii.	A change in the composition of the Board occurring within a twelve (12) month period, as a result of which a majority of the incumbent directors are replaced by directors whose appointment or election is not endorsed by a majority of the incumbent directors before the date of the appointment or election;

iii.	Merger or consolidation in which the seller’s shareholders no longer control the surviving entity;

iv.	Sale of substantially all assets to an unrelated entity.

6.	Confidentiality. Employee agrees that at all times during Employee’s employment and following the conclusion of Employee’s employment, whether voluntary or involuntary, Employee will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of Processa or to any employee of Processa.

a.	“Confidential Information” shall mean any trade secrets or Processa proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information Processa receives in confidence from any other party, or any other secret or confidential matters of Processa. Additionally, Employee will not use any Confidential Information for Employee’s own benefit or to the detriment of Processa during Employee’s employment or thereafter. Employee also certifies that employment with Processa does not and will not breach any agreement or duty that Employee has to anyone concerning confidential information belonging to others.

b.	“Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing:

(1) Immunity—An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) Use of Trade Secret Information in Anti-Retaliation Lawsuit—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.	Expenses. Processa shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts maintained and provided to Processa in compliance with such rules and policies relating thereto as Processa may from time to time adopt.

8.	General Provisions.

a.	Notices. All notices and other communications required or permitted by this Agreement to be delivered by Processa or Employee to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company Payroll, or at such other address as the Company or Employee may designate by ten days advance written notice to the other, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

b.	Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of Processa and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

c.	Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Processa, without obtaining Employee’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by Processa to any entity which purchases all or substantially all of Processa’s assets.

d.	Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

e.	Waiver of Rights. No waiver by Processa or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

f.	Definitions; Headings; and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

g.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

h.	Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of Maryland. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of Maryland.

i.	Indemnification. The Employee shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Bylaws with terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement. At all times during the Employee’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with the Employee as a covered officer.

All terms in this offer are dependent on the approval of the Processa Board of Directors. IN WITNESS WHEREOF, Processa Pharmaceuticals, Inc. and Employee have executed and delivered this Agreement as of the date written below.

Processa Pharmaceuticals, Inc.

James Stanker	By:
Name:
Title: